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                                  EXHIBIT 99.1


          FUTURELINK RETAINS NEW YORK INVESTMENT BANKER, CLOSES INITIAL
           FINANCING AND SIGNS DEAL TO BUY OUT CONVERTIBLE DEBENTURES


CALGARY, ALBERTA, APRIL 30, 1999 - FutureLink Distribution Corp.
(NASD-OTC-BB:FLNK) is pleased to announce that it has closed on nearly US$3.8 million of new financing. Commonwealth Associates LP of New York, acted as the company's placement agent for this offering and has been retained as FutureLink's primary investment banker.

"We have been looking at retaining a US-based investment bank for some time," stated Raghu Kilambi, FutureLink's CFO. "Commonwealth has impressed us with their track record of taking OTC-listed companies to the next level."

"We see FutureLink as a leader in the emerging ASP (Application Service Provider) sector," said Michael Falk, Commonwealth's Chairman and CEO. "We focus on undervalued, well positioned companies in high-growth sectors and feel FutureLink fits this profile."

The financing involved the placement of senior subordinated convertible notes. The notes are convertible to FutureLink common stock at $0.20 per share. Investors also received 50 percent warrant coverage entitling the holder to purchase common shares at an exercise price of $0.25 per share. Commonwealth received nine percent of the gross proceeds of the offering in commissions, together with agent's warrants (also exercisable at $0.25 per share). This stock is subject to a six-month lockup.

When FutureLink's directors approved this financing, they agreed that if any director or senior officer purchased treasury shares in this offering, they would pay "market price" equal to a ten day trading average set at the commencement of the offering, which calculated to be $0.30 per share. Both Cameron Chell, FutureLink's President and CEO, and Raghu Kilambi have participated in this financing at the $0.30 "market price", which is subject to a one-year lockup.

Effective April 26, 1999, FutureLink entered into an agreement with Thomson Kernaghan & Co. Limited ("TK") to alter the terms and amounts of outstanding securities held by TK on behalf of its clients. One of the key terms of this agreement is to fix the conversion price of the debentures at $0.20 per share rather than basing the conversion price on a floating discount to market formula. In addition, the issuance of new warrants and/or repricing of existing warrants to TK and its clients will result in them holding a total of 6,000,000 warrants exercisable at $0.25 per share. The Company will prepay a portion of these outstanding debentures on or before May 26, 1999 for cash of $1,881,600 together with common stock issued "at market" (based on a five day average of closing bid and ask prices) to cover accrued interest, leaving $2,500,000 principal amount of such convertible debentures outstanding with a fixed conversion price of $.20 per share.



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ABOUT COMMONWEALTH ASSOCIATES

Commonwealth Associates LP (http://www.comw.com), established in 1988, is a New York merchant and investment bank dedicated to creating long-term value for investors. Commonwealth focuses on investments in well-managed, emerging micro-cap or small-cap growth companies. With over 70 professionals devoted to all areas of investment banking and brokerage activities, Commonwealth offers a full range of value-added services.

Since 1995, Commonwealth has managed over $400 million of financings through over 60 transactions, most as sole or lead manager. Examples of recent portfolio companies include iMall, Inc. (Nasdaq: IMAL), PICK Communications, Inc. (Nasdaq:
PICK), Preferred Employers Holdings, Inc. (Nasdaq: PEGI) and ProxyMed, Inc. (Nasdaq: PILL).

ABOUT FUTURELINK DISTRIBUTION CORP

FutureLink is "The Computer Utility Company(TM)" and a founder of the Application Service Provider (ASP) industry. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, server-based computing, allowing them to escape the hardware/software upgrade cycle and focus on their core business. FutureLink's expertise in Application Hosting, IT Outsourcing, Business Practices Consulting, and Software Development enables them to offer an all-inclusive, trouble-free service at a predictable price. FutureLink offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services. For more information, contact FutureLink toll-free at (877) 216-6001, E-mail sales@futurelink.net or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the Company to complete transactions and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may further be discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.



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